EXHIBIT 10.3
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of June 13, 2011 (the “Commencement Date”), by and between Beazer Homes USA, Inc., a Delaware corporation (the “Company”), and Kenneth F. Khoury (“Executive”).
RECITALS
     A. Executive is an experienced executive with considerable skill and expertise valuable to the success of the Company.
     B. The Company desires to employ Executive, and Executive wishes to provide his services to the Company, subject to the terms and conditions set forth in this Agreement.
     C. During employment with the Company, Executive will have access to certain of the confidential, proprietary and trade secret information of the Company and its Affiliates (as defined below). It is desirable and in the best interests of the Company to protect the confidential, proprietary and trade secret information of the Company and its Affiliates, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company.
     D. Executive acknowledges that his receipt of benefits under this Agreement depends on, among other things, Executive’s willingness to agree to and abide by the non-disclosure, non-competition, non-solicitation and other covenants contained in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:
     1. Employment. Subject to all terms and conditions hereof, as of the Commencement Date, the Company will employ Executive, and Executive will accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.
     2. Term of Employment. Unless terminated at an earlier date in accordance with Section 8 hereof, the term of Executive’s employment with the Company pursuant to this Agreement will be for the period commencing on the Commencement Date and ending on the fourth (4th) anniversary of the Commencement Date (the “Expiration Date”), subject to possible extension as set forth in Section 9(j) below (the “Term”).
     3. Position and Duties.
          (a) Position with the Company. While Executive is employed by the Company hereunder, Executive shall serve as Executive Vice President and General Counsel of the Company and shall report to the President and Chief Executive Officer (the “CEO”) of the

Company or his/her designee. Executive shall have duties and powers customarily associated with said office, and shall perform such responsibilities as the CEO or the Board of Directors of the Company (the “Board”) may assign to him from time to time, which will be consistent with his position. If requested by the Board, Executive will also serve on the Board (and on the board of directors of any of the Company’s Affiliates) and provide services to the Company, or any of its Affiliates, in such capacities as may be requested from time to time by the CEO or the Board, all without additional compensation.
          (b) Performance of Duties and Responsibilities. While Executive is employed by the Company, Executive will serve the Company and its Affiliates faithfully and to the best of his ability and will devote his full time, attention and efforts to the business of the Company and its Affiliates and the promotion of the Company’s interests. Executive will follow and comply with, and hereby agrees to be bound by, applicable policies, programs and procedures adopted by the Board or the Company from time to time, including without limitation, policies relating to business ethics, conflict of interest, non-discrimination and non-harassment, confidentiality and protection of trade secrets and programs relating executive and director ownership of stock in the Company. Executive must not accept other employment or engage in other material business activity, except as approved in writing by the Board, but may participate in charitable and personal investment activities, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement.
          (c) Place of Employment. Executive’s initial primary office will be at the Company’s headquarters located at 1000 Abernathy Road, Atlanta, GA 30328. Executive will perform his duties primarily from such location subject to business travel in the ordinary course of Executive’s performance of his duties and responsibilities as may reasonably be required, including frequent visits to the Company’s current facilities as well as any new facilities the Company or its subsidiaries shall operate from in the future.
     4. Compensation.
          (a) Base Salary. The Company shall pay to Executive an annual base salary of not less than Four Hundred Fifty Thousand ($450,000) Dollars (prorated for partial monthly and annual periods), less deductions and withholdings, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures (the “Base Salary”). The Board or the Compensation Committee of the Board (the “Committee”) shall conduct annual performance reviews of Executive for merit increases and may, in its sole discretion, increase Executive’s Base Salary on an annual basis.
          (b) Performance Bonus. While Executive is employed by the Company hereunder, Executive will be eligible to participate in the Company’s annual incentive plan, and in connection therewith, for the fiscal year commencing October 1, 2011, shall be eligible to earn an annual performance-based bonus of up to one hundred thirty-five percent (135%) of Executive’s Base Salary (subject to increase or decrease by the Committee), the specifics of which shall be determined annually by the Committee. In order to be eligible to receive any performance-based bonus under this Section 4(b), Executive must be employed by the Company through the close of business on the first business day of the fiscal year immediately following the fiscal year for which such performance-based bonus was earned (or, if earlier, the date such performance-based bonus is paid). Achievement of the performance criteria for each such fiscal year will be determined by the Committee, in its sole discretion, within sixty (60) days after the end of the applicable fiscal year and will be earned and paid in accordance with the Company’s standard policies adopted from time to time, but in no event will any performance-based bonus under this Section 4(b) be paid later than last day of the calendar year during which the applicable fiscal year ends (e.g., for the fiscal year ending September 30, 2012 any payment would be made by no later than December 31, 2012) .
          (c) Employee Benefits. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans and programs of the Company as are provided from time to time by the Company or its subsidiaries to senior executives of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.
          (d) Equity Awards. While Executive is employed by the Company hereunder, Executive shall be eligible to participate in the Company’s equity based award plans, and in connection therewith shall be eligible to receive annual grants having a value of up to one hundred seventy-five percent (175%) of Executive’s Base Salary (subject to increase or decrease by the Committee), the amount, vesting and other specifics of which shall be determined annually by the Committee, in its sole discretion
          (e) Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of the duties and responsibilities hereunder. Such reimbursement shall be subject to the Company’s normal policies and procedures for expense pre-approval and verification, documentation and reimbursement.
          (f) Vacation. While Executive is employed by the Company hereunder, Executive shall receive paid time off in accordance with the Company’s standard policies, but not less than four (4) weeks per year. Such paid time off will be taken at such times so as not to disrupt the operations of the Company.
     5. Confidential Information. Executive acknowledges that on the Commencement Date Executive is in possession of and thereafter will receive confidential information of the Company and its Affiliates, including information that the Company considers to be valuable trade secrets. Except as permitted by the Board or by Company policies approved by the Board, during his employment with the Company and at all times thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company and its subsidiaries, any confidential, proprietary or secret knowledge or information of the Company or any of its Affiliates that Executive has acquired or acquires during his employment with the Company, whether developed by himself or by others, concerning (a) any trade secrets of the Company and/or its Affiliates, (b) any confidential, proprietary or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company and/or its Affiliates, (c) any customer or supplier lists of the Company and/or its Affiliates, (d) any confidential, proprietary or secret development or research work of the Company and/or its Affiliates, (e) any strategic or other business, marketing or sales plans of the Company and/or its Affiliates, (f) any financial data or plans respecting the Company and/or its Affiliates or (g) any other confidential or proprietary information or secret aspects of the business of the Company and/or its Affiliates. Executive acknowledges that the above-described knowledge and information constitute a unique and valuable asset of the Company and/or its Affiliates, as applicable, and represent a substantial investment of time and expense by the Company and/or its Affiliates, as applicable, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and/or its Affiliates, as applicable, would be wrongful and would cause irreparable harm to the Company and/or its Affiliates, as applicable. Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company and/or its Affiliates, as applicable. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (x) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive or (y) is required to be disclosed by legal process. The obligations of Executive in this Section 5 shall survive the termination of Executive’s employment with the Company.
     6. Ventures; Intellectual Property. If, during his employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and/or its Affiliates and a third party or parties, all rights in such project, program or venture shall belong to the Company or its Affiliates, as applicable. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided in this Agreement. Except as expressly permitted by Section 7, Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company and/or its Affiliates, unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company or its Affiliates, as applicable. All know-how, improvements and inventions, whether or not patentable, and trade secret information conceived or originated by Executive that arise during his employment with the Company or out of the performance of his duties and responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Executive to the Company. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise during his employment with the Company or out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company, shall be considered “works made for hire,” as defined in the U.S. Copyright Act, and are hereby assigned by Executive to the Company, along with ownership of any and all copyrights in the copyrightable material. Executive shall execute any and all instruments and perform all other acts necessary in furtherance of this Section 6, including without limitation, all actions necessary to file patent applications and to register copyrights on behalf of the Company. The obligations of Executive in this Section 6 shall survive the termination of Executive’s employment with the Company.
     7. Noncompetition and Nonsolicitation Covenants.
          (a) Executive covenants and agrees that during his employment with the Company and for the longer of (x) twelve (12) consecutive months thereafter, or (y) for so long as Executive is receiving payments under Section 9 hereof (the “Restricted Period”), whether or not Executive is terminated with or without Cause, or whether such termination is at the instance of Executive (with or without Good Reason) or occurs before or after expiration of the Term, Executive will not (except on behalf of the Company), directly or indirectly (including without limitation, as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant or otherwise), anywhere in the United States and in any other geographic area in which the Company or any Affiliate of the Company conducts, or is actively engaged in pursuing, business on the Termination Date (the “Restricted Area”), compete with the Company or own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, hold any interest in, assist, aid, act as a consultant to or otherwise advise in any way, or perform any services (alone or in association with any Person (as defined below)) for any Person (or on behalf of himself) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that, directly or indirectly, engages in any services or other activity (or any substantially similar service, activity or line of business) consisting of a Restricted Business. For purposes hereof, a “Restricted Business” shall mean (1) any business activity in which the Company and/or its Affiliates have engaged (or have prepared written plans to engage) at any time during the Term, including but not limited to, the purchase of land (or options therefor) for development and the construction of residential homes for resale to consumers or the purchase and rental of existing homes, or (2) any business which is similar to or is in competition with any business activity referred to in (1) above.
          (b) Executive covenants and agrees that during the Restricted Period, whether or not Executive is terminated with or without Cause, or whether such termination is at the instance of Executive (with or without Good Reason) or occurs before, on (as a result of the expiration of the Term) or after the expiration of the Term, Executive will not (except on behalf of the Company), on behalf of himself or directly or indirectly through another Person (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant or otherwise):
               (i) call on, solicit for services, divert, take away or otherwise attempt in any manner to solicit the business of any customer, supplier or other business relation of the Company or any of its Affiliates for a purpose that is related to a Restricted Business, or in any way interfere with the relationship between any such customer, supplier or other business relation and the Company or any of its Affiliates (including, without limitation, inducing such Person to cease doing business with the Company or any of its Affiliates or making any negative statements or communications about the Company or any of its Affiliates); or
               (ii) hire, engage, employ, solicit, take away, induce or attempt to hire, engage, solicit, take away or induce (either on Executive’s behalf or on behalf of any other Person (an “Other Person”)) any Person who is then an employee or contractor of the Company or any of its Affiliates or who was an employee or contractor of the Company or any of its Affiliates (with respect to the Company’s or any of its Affiliates’ business) at any time during the twelve-month period immediately preceding termination of Executive’s employment with the Company, if applicable; provided, however, the restrictions in this Section 7(b)(ii) shall not apply to any individual whose employment was previously terminated by the Company or any Affiliate of the Company; and, provided, further, the foregoing shall not apply to any general solicitation conducted through the use of advertisements in the media, through the use of search firms or other routine recruiting activities, provided that such searches are not specifically targeted at employees of the Company or any Affiliate of the Company and that any Person who Executive is otherwise precluded from hiring, engaging, employing, soliciting or taking away under this Section 7(b)(ii) is not hired to fill such open position.
          Executive shall notify the Company promptly upon his acceptance of employment (or commencement of providing consulting services) during the Restricted Period. Nothing herein shall prohibit Executive from (i) being a passive owner of not more than 1% of the outstanding shares of any class of securities of any Person listed on a national securities exchange which is engaged in a Restricted Business, so long as Executive has no active participation in the Restricted Business of such Person and does not serve on the board of directors or similar body of such Person, or (ii) performing any services to the Company or its subsidiaries or that are otherwise permitted hereunder.
          (c) Each of Executive and the Company hereby agrees and acknowledges that the Company’s business is national in nature and therefore the geographic restrictions imposed by the noncompetition and nonsolicitation covenants set forth in Sections 7(a) and 7(b) are reasonable, necessary and appropriate in light of the nature of the Company’s business.
          (d) If the duration or scope of, or any business activity covered by, any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 7 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.
          (e) Executive acknowledges and affirms that a breach of Section 7(a) or 7(b) by Executive cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company and its Affiliates from a violation of this Agreement and from the harm which this Agreement is intended to prevent. Accordingly, and notwithstanding anything contained in Section 15 below to the contrary, Executive agrees that in the event of any actual or threatened breach of such provisions, the Company and its Affiliates shall (in addition to any other remedies which they may have) be entitled to enforce their rights and Executive’s obligations under this Section 7 not only by an action or actions for damages, but also by an action or actions for specific performance, temporary and/or permanent injunctive relief and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 7 (including the extension of the Restricted Period by a period equal to (i) the length of the violation of this Section 7, plus (ii) the length of any court proceedings necessary to stop such violation), and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond. In the event of a breach or violation by Executive of this Section 7, the running of the Restricted Period (but not Executive’s obligations under this Section 7) shall be tolled with respect to Executive during the continuance of any breach of violation.
          (f) Executive agrees that his obligations under this Section 7 shall survive the termination or expiration of this Agreement and his employment, whether or not Executive is terminated with or without Cause, or whether such termination is at the instance of Executive (with or without Good Reason).
     8. Termination of Employment.
          (a) Executive’s employment with the Company under this Agreement may terminate upon:
               (i) Executive’s receipt of written notice from the Company of the termination of his employment for other than Cause (as hereinafter defined), effective as of the date indicated in such notice (which date may be the date of Executive’s receipt of such notice);
               (ii) Executive’s receipt of written notice from the Company that Executive’s employment with the Company shall be terminated for Cause, effective as of the date indicated in such notice (which date may be the date of Executive’s receipt of such notice);
               (iii) Executive’s resignation or other voluntary termination of his employment (with or without Good Reason);
               (iv) Executive’s Disability;
               (v) Executive’s death; or
               (vi) the expiration of the Term. If Executive remains employed by the Company following the expiration of the Term, Executive shall, for all purposes, be an employee-at-will.
          (b) The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”
          (c) Upon termination of Executive’s employment with the Company for any reason, Executive shall resign from all positions held as officer or director of the Company or its Affiliates effective as of the Termination Date.
          (d) Upon termination of Executive’s employment with the Company for any reason, whether prior to, upon or following the expiration of the Term, Executive shall be entitled to receive unpaid Base Salary through the Termination Date, the value of Executive’s accrued but unused vacation days, reimbursement of business expenses as provided in Section 4(e) and any vested rights of Executive under any equity plans or agreements (including stock option and restricted stock agreements equity plans) to the extent provided for in accordance with the terms thereof.

     9. Payments upon Termination of Employment.
          (a) If Executive’s employment with the Company is terminated by the Company without Cause or if Executive resigns with Good Reason, and the Termination Date is prior to the expiration of the Term and not during the Change of Control Period, then the Company will, subject to the conditions in Section 9(h), including, without limitation, subject to the condition that Executive is in compliance with the terms of Sections 5, 6 and 7 hereof, pay to Executive as severance pay an amount equal to One Million ($1,000,000.00) Dollars. If, prior to the expiration of the Term and during the Change of Control Period, Executive’s employment with the Company is terminated by the Company without Cause, or if Executive resigns with Good Reason, then the Company will, subject to the conditions in Section 9(h), including, without limitation, subject to the condition that Executive is in compliance with the terms of Sections 5, 6 and 7 hereof, pay to Executive as severance pay an amount equal to One Million Five Hundred Thousand ($1,500,000.00) Dollars. In addition Executive shall be entitled to receive the payments and rights set forth in Section 8(d) hereof. Executive shall not be entitled to any payments under this Section 9(a) in connection with termination of Executive’s employment for any reason following the expiration of the Term.
          (b) Severance pay pursuant to Section 9(a) will be paid to Executive in twelve (12) equal monthly installments, less all legally required and authorized deductions and withholdings, commencing on the first normal payroll date of the Company following the sixty (60) day period following the Termination Date; provided, however, that if the Termination Date takes place during the Change of Control Period, such payment will be made in a lump sum on the date which is sixty (60) days after the Termination Date.
          (c) If Executive’s employment with the Company is terminated for any reason after the Term (i.e., while Executive is an employee-at-will) or is terminated on or prior to the expiration of the Term by reason of:
               (i) Executive’s resignation without Good Reason or other voluntary termination of his employment;
               (ii) termination of Executive’s employment by the Company for Cause;
               (iii) Executive’s Disability; or
               (iv) Executive’s death,
then the Company will pay to Executive only Executive’s then current base salary that has been earned by Executive through the Termination Date and only the amounts specified in Section 8(d).
          (d) “Cause” means:
               (i) any breach by Executive of this Agreement or any other agreement between Executive and the Company or any of its Affiliates, excluding for this purpose an action not taken in bad faith and which is remedied by Executive within fifteen (15) days after receipt of written notice thereof given by the Company;
               (ii) unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, is materially injurious to the Company or any of its Affiliates;
               (iii) the conviction of Executive in any jurisdiction for (or pleading of no contest to or nolo contendere to) any crime that constitutes a felony or that constitutes a misdemeanor that involves fraud, moral turpitude or material loss to the Company or any of its Affiliates, or their respective businesses or reputations;
               (iv) failure or refusal to attempt to follow the lawful written directions of the Board within a reasonable period after written notice of a failure to follow such directions is delivered to Executive;
               (v) nonfeasance with regard to Executive’s duties, taken as a whole which continue after a written notice thereof is delivered to Executive;
               (vi) willful and deliberate breach by Executive of his fiduciary obligations as an officer or director of the Company or any of its Affiliates;
               (vii) an act or acts of dishonesty, fraud or embezzlement undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive; or
               (viii) a determination or request by any court of competent jurisdiction or regulatory authority that Executive be removed or disqualified from acting as an officer of the Company.
          (e) “Good Reason” means, so long as no event, circumstance or condition has occurred or exists that would give rise to the Company’s right to terminate for Cause, the occurrence of any of the following conditions during the Term without Executive’s consent:
               (i) a material diminution in Executive’s authority, duties or responsibilities; or
               (ii) any other action or inaction that constitutes an uncured material breach by the Company of this Agreement; or
               (iii) during the Change of Control Period, relocation of Executive’s primary office to a location more than thirty-five (35) miles from Atlanta, Georgia.
Notwithstanding the foregoing, the occurrence of any of the events described above will not constitute Good Reason unless (A) Executive gives the Company written notice within fifteen (15) days after the initial occurrence of an event that Executive believes constitutes Good Reason and describes in such notice the details of such event; (B) the Company thereafter fails to cure any such event within fifteen (15) days after receipt of such notice; and (C) Executive’s Termination Date as a result of such event occurs at least 31 days after the Company’s receipt of the notice referred to in clause (B), but no more than 60 days after the initial occurrence of such event.
          (f) For purposes of this Agreement, “Disability” means, as a result of a physical or mental injury or illness, Executive is unable to perform the essential functions of Executive’s job with reasonable accommodation for a period of (i) 120 consecutive days or (ii) 180 days in any 12 month period. Any question as to the existence of a Disability to which the Executive and the Company cannot agree will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those two physicians will select a third who shall make such determination in writing. This written determination of Disability will be final and conclusive for all purposes under this Agreement.
          (g) In the event of termination of Executive’s employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Section 9(a) or 9(c), as the case may be, and the Company shall have no other obligation to Executive or to his beneficiaries or his estate, except as otherwise provided by law, under the terms of any employee benefit plans or programs then maintained by the Company or any of its Affiliates in which Executive participates and reimbursement of business expenses as provided in Section 4(e).
          (h) Notwithstanding the foregoing provisions of this Section 9, the Company will not be obligated to make any payments under Section 9(a) hereof unless (i) Executive, if reasonably requested by the Board and for no additional consideration, completes such transitional duties as the Board may assign; (ii) Executive signs a release of claims in favor of the Company and its Affiliates, which release shall contain a “carve-out” for any rights under Delaware law and the By-Laws of the Company to indemnification and advancement of expenses (substantially in a form to be prescribed by the Board) on or before expiration of the forty (45) day period following the Termination Date and all applicable rescission periods provided by law have expired; and (iii) Executive is in strict compliance with the terms of this Agreement and any other agreements with the Company that survive the termination of Executive’s employment, including, without limitation, Executive is in strict compliance with the terms of Sections 5, 6 and 7 hereof.
          (i) For purposes of this Agreement, a “Change of Control” shall mean:
               (A) The acquisition by any Person (as hereinafter defined), including, without limitation, any group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five (25%) percent or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (1) any such acquisition directly from the Company unless it exceeds 35% of the Outstanding

Company Common Stock or Outstanding Company Voting Securities, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (C) of this Section 2; or
               (B) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
               (C) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty (50%) percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five (25%) percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination provided that for purposes of this subsection a Change of Control shall not be deemed to have occurred as result of such Business Combination if the Business Combination was approved by the Board and no Person’s ownership exceeds 35% of the outstanding shares or combined voting power of the company resulting from such Business Combination; or
               (D) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          (j) For purposes of this Agreement, the “Change of Control Period” shall mean the period commencing on the date of the consummation of a Change of Control (the “Closing Date”) and ending on the second (2nd) anniversary of the Closing Date. If on the Closing Date there is less than one (1) year remaining in the Term, then the Expiration Date (and correspondingly the Term) shall be extended until the first (1st) anniversary of the Closing Date.
     10. Return of Records and Property. Upon termination of Executive’s employment with the Company or at any time upon the Company’s request, Executive shall promptly deliver to the Company any and all of the Company’s and its Affiliate’s records and any and all of the Company’s and its Affiliate’s property in his possession or under his control, including manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.
     11. Remedies. Executive acknowledges that monetary damages alone will not adequately compensate the Company for the harm caused by any breach by him of the provisions of Sections 5, 6, 7, 10 or 12 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, and notwithstanding anything contained in Section 15 below to the contrary, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages. Nothing in this sub-paragraph shall be construed to limit or prevent the Company from recovering any monetary damages it can prove as a result of Executive’s breach of Sections 5, 6, 7, 10 or 12 hereof.
     12. Non-Disparagement. Executive will not at any time, during or after the Term, disparage, defame or denigrate the reputation, character, image, products or services of the Company, or of any of its Affiliates, or, any of its or its Affiliate’s directors, officers, stockholders, members, employees or agents. The Company will not, except as may be required by law, issue any official press release or statement which is intended to disparage Executive.
     13. Miscellaneous.
          (a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement, and any disputes or controversies arising hereunder, shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.
          (b) Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Georgia in the greater Atlanta, Georgia area and/or the United States District Court for the Northern District of Georgia, for the purpose of resolving all issues of law, equity or fact, arising out of or in connection with this Agreement, and any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of or in Georgia and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in any state or federal court in Georgia.
          (c) Waiver of Jury Trial. SUBJECT TO SECTION 15 BELOW, IN THE EVENT OF ANY DISPUTE OR CONTROVERSY BETWEEN THE PARTIES ARISING HEREUNDER, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.
          (d) Entire Agreement. This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. Without limiting the generality of the foregoing, this Agreement supersedes and replaces that certain Amended & Restated Employment Agreement between the Company and Executive dated as of December 5, 2008 (the “Prior Agreement”), as the same may have been amended, the Prior Agreement being of no further force or effect.
          (e) No Violation of Other Agreements or Obligations. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound, including without limitation any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to his employment with the Company. Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others and agrees not to enter into any agreement either written or oral in conflict with this Agreement.
          (f) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.
          (g) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
          (h) Assignment. Executive shall not assign his rights or delegate his obligations under this Agreement without the prior written consent of the Company, which consent the Company may withhold in the exercise of its absolute discretion. Executive agrees that the Company may assign this Agreement. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns. In the event of the death of Executive, any payments owing to Executive under this Agreement shall be made to Executive’s estate or legal representative.
          (i) Affiliated Entities. As used in this Agreement, the term “Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person, and, in the case of an individual, means his or her spouse, siblings, ascendants and descendants, and, with respect to the Company, includes, without limitation, each Person which controls the Company, is controlled by the Company or is under common control with the Company. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. As used in this Agreement, the term “Person” means and includes an individual, a partnership, a joint venture, a corporation, a trust, an association, a limited liability company, an unincorporated organization and any other entity, and a government or any department, political subdivision or agency thereof.
          (j) Notices. Notices required to be given under this Agreement must be in writing and will be deemed to have been given when notice is personally served, one business day after notice is sent by reliable overnight courier or three business days after notice is mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Executive or, in the case of the Company, to its principal office, to the attention of the Chairman of the Board of Directors, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt by the other party.
          (k) Taxes. The Company may deduct from any payments made and benefits provided to Executive hereunder any withholding or other taxes which the Company is required or authorized to deduct under applicable law. Executive shall be liable and responsible for all of Executive’s tax obligations applicable to the compensation and benefits provided to Executive under this Agreement.
          (l) Code Section 409A. The parties intend that this Agreement will qualify for any available exceptions from coverage under, or otherwise comply with, Code Section 409A (and the regulations or other applicable guidance), and it shall be interpreted accordingly. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary, (a) with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the Termination Date or other termination of Executive’s employment are intended to mean Executive’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), and (b) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement, including, without limitation, under Section 9(a), shall be treated as a right to a series of separate payments. In addition, if Executive is a “specified employee” within the meaning of Code Section 409A at the time of Executive’s separation from service, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive’s “separation from service” shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive (or, in the event of Executive’s death, to Executive’s estate) in a lump sum on the first business day after the earlier of the date that is six months following Executive’s separation from service or Executive’s death. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to the Company or any of its affiliates.
          (m) Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.
          (n) Severability. Subject to Section 7 hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
          (o) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.
     14. Parachute Payments.
          (a) Notwithstanding anything contained herein to the contrary, any payment or benefit received or to be received by Executive, whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company or any Affiliate of the Company (collectively, the “Total Payments”), shall be reduced to the least extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Net After-Tax Benefit (as defined below) received by Executive as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by Executive if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to Executive. The Company will direct the Accounting Firm to submit any such determinations and detailed supporting calculations to both Executive and the Company within fifteen (15) days after the date on which a payment becomes due.
          (b) If the Accounting Firm determines that a reduction in payments is required pursuant to this Section 14, cash benefits shall first be reduced, followed by a reduction of non-cash payments, including option or stock award vesting acceleration, in each case, beginning with payments that would be made last in time and only to the least extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay or provide such reduced amounts to Executive in accordance with the terms of this Agreement or any other applicable plan, arrangement or agreement governing such payments.
          (c) If applicable, Executive and the Company will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 14. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 14 will be borne by the Company.
          (d) For purposes of this Section 14, “Net After-Tax Benefit” means (i) the Total Payments that Executive become entitled to receive from the Company or any Affiliate of the Company which would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (iii) the amount of excise taxes imposed on Executive with respect to the Total Payments under Section 4999 of the Code.
     15. Arbitration; Attorneys’ Fees. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. The provisions hereof are intended to supersede the Company’s “RCB Program”. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (a) the United States District Court of the Northern District of Georgia, (b) any of the courts of the State of Georgia in the greater Atlanta, Georgia area, or (c) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear all of its own costs and expenses, including attorneys’ fees, incurred in connection with any dispute under this Agreement, including in connection with any arbitration proceeding pursuant to this Section 15; provided, however, that if Executive is the prevailing party in connection with such proceeding, then the Company shall reimburse Executive for reasonable attorneys’ fees paid by Executive in connection with such proceeding.

     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

COMPANY:		EXECUTIVE:

BEAZER HOMES USA, Inc.

By:	/s/ Allan P. Merrill	/s/ Kenneth Khoury

	Name: Allan Merrill	Kenneth F. Khoury, Individually
Title: President & CEO
[signature page to employment agreement]